EXHIBIT 10.2
Vanda Pharmaceuticals Inc.
Amended and Restated 2016 Equity Incentive Plan:
Notice of Restricted Stock Unit Award
You have been granted units representing shares of Common Stock of Vanda Pharmaceuticals Inc. (the “Company”) on the following terms:
Name of Recipient:    [Name]
Total Number of Units Granted:    [#]
Date of Grant:    [Date]
Vesting Schedule:    25% of the units subject to this award will vest on each of [Date], [Year +1], [Date], [Year +2], [Date], [Year +3] and [Date], [Year +4].
You and the Company agree that these units are granted under and governed by the terms and conditions of the Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan, as amended to date (the “Plan”) and the Restricted Stock Unit Award Agreement, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
Recipient:        Vanda Pharmaceuticals Inc.
        By:
[Name]        Title:

Vanda Pharmaceuticals Inc.
Amended and Restated 2016 Equity Incentive Plan:
Restricted Stock Unit Award Agreement

Payment for Units	No payment is required for the units that you are receiving.
Vesting	The units vest in installments, as shown in the Notice of Stock Unit Award, provided that you have provided continuous Service (as defined in the Plan) to the Company through the date of such installment.
Forfeiture
If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date. This means that any units that have not vested under this Agreement will be cancelled immediately. You receive no payment for units that are forfeited.
The Company determines when your Service terminates for this purpose.

Settlement of Units
Each unit will be settled on the first Permissible Trading Day that occurs on or after the day when the unit vests. However, each unit must be settled not later than the March 15 of the calendar year after the calendar year in which the unit vests.
At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Common Stock at the time of settlement.

“Permissible Trading Day”
“Permissible Trading Day” means a day that satisfies each of the following requirements:
•    The Nasdaq Global Market is open for trading on that day,
•    You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),
•    Under the Company’s Policy Memorandum Concerning Securities Trading, you are permitted to sell shares of the Company’s Common Stock on that day, and
•    You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Section 409A
This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.
No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.
Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes- Mandatory Sale
As a condition to acceptance of this Award, to the greatest extent permitted under the Plan and applicable law, applicable withholding taxes will be satisfied through the mandatory sale of a number of the shares subject to the Award and the remittance of the cash proceeds of such sale to the Company, pursuant to a “same day sale.” You authorize the Company to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the withholding taxes. It is the Company’s intent that the mandatory sale to cover withholding taxes transaction requirement imposed by the Company on the Participant in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).
If for any reason, the foregoing “same day sale” commitment does not result in sufficient proceeds to satisfy the withholding taxes, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the withholding taxes by one or more alternative methods, including (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate or (ii) causing you to tender a cash payment (which may in the form of a check, electronic wire transfer or other method permitted by the Company). Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock. Withholding taxes shall be equal to the Company’s required tax withholding obligations using (i) the maximum statutory withholding rates for state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income and (ii) the minimum statutory withholding rate for federal taxes purposes, including payroll taxes, that are applicable to supplemental taxable income unless you instruct the Company to use a higher withholding rate in a written notice delivered to the Company on a Permissible Trading Day.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.
Effect of Merger
If the Company is a party to a merger, consolidation or reorganization, then your units will be subject to the applicable provision of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference.
The Plan, this Agreement, the Notice of Restricted Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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